Exhibit 99.1

October 23, 2020

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Nick Drew	Sara Macioch
Corporate Media Relations (614) 460-5544 kstammen@nisource.com	Director, Investor Relations (614) 460-4638 ndrew@nisource.com	Manager, Investor Relations (614) 460-4789 smacioch@nisource.com

NiSource Announces Leadership Changes in Legal

and Federal Government Affairs

MERRILLVILLE, Ind. – NiSource (NYSE: NI) announced today that following the closing of the sale of Columbia Gas of Massachusetts (CMA) to Eversource, Carrie Hightman, executive vice president, chief legal officer, NiSource and CEO and president of CMA, stepped down from her CMA roles. In addition, Hightman will be leaving NiSource in January 2021, and her position overseeing Legal and Federal Government Affairs will be eliminated.

“The Board of Directors and I are deeply grateful for Carrie’s leadership and exceptional legal counsel throughout her 13 years at NiSource. Carrie’s impact has been immeasurable, most recently having successfully led the transition of CMA to Eversource, and also through her elevation of the Legal and Federal Government Affairs functions. All of us at NiSource and our operating companies wish her well in retirement,” said Joe Hamrock, president and CEO of NiSource.

Anne-Marie D’Angelo, who joined the company in September, 2019 and who is serving as senior vice president, general counsel and corporate secretary, will become an executive vice president and a member of the company’s executive leadership team, effective January 30, 2021 and will lead NiSource’s legal function, reporting to Joe Hamrock. Responsibility for Federal Government Affairs, which currently reports to Hightman, will transition to the Utilities organization upon Hightman’s departure.

“Anne-Marie has demonstrated the highest levels of integrity, judgment and leadership since she joined NiSource, and she is well positioned to lead our team of talented and well respected attorneys and contribute substantially as a member of NiSource’s executive leadership team,” Hamrock concluded.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.2 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 7,500 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index and the Bloomberg Gender Equality Index and has been named by Forbes magazine among America’s Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

# # #